Exhibit 4.4

The following is a summary of an amendment to the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees, effective March 1, 2008:

•	Former hourly employees may roll over lump-sum distributions from the Ford-UAW Retirement Plan or the General Retirement Plan to the Tax-Efficient Savings Plan for Hourly Employees.